Exhibit 99.1

NEOHYDRO TECHNOLOGIES CORP. IDENTIFIES TARGET MARKETS FOR IT’S GREEN INTERACTIVE HYBRID SYSTEM

CALGARY, ALBERTA – October 2, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT), a Company focused on “Green” technologies in the automotive, transportation, and power generation sectors, identifies additional target markets for its Green Interactive Hybrid System (GIHS).  Although the average consumer will benefit by the addition of GIHS to their new vehicles, the company has identified the Armored Vehicle and Limousines fleets as certain target markets that could significantly benefit by the addition of GIHS to their vehicles.

Armored Vehicles

Armored vehicles such as trucks and vans used in the banking business to transport large sums of money are a target market the company will pursue. Specialty upfitters of armored vehicles purchase bare chassis from the manufacturer and upfit them by adding bulletproof glass and heavy armor plate resulting in a vehicle that weighs 2,500 or more pounds than its production counterpart. The addition of this extra weight results in a lack of power and poor fuel economy. In the case of the 5.3 liter GM engine, GIHS can improve horsepower from 315 HP to 500 HP, an increase of 58%! This remarkable increase in horsepower will allow the armored vehicle to perform even better than its stock production counterpart. In addition to the benefit of increased power, the vehicle will benefit by a significant increase in fuel economy. The stock Silverado equipped with GIHS results in an increase in gas mileage from 14-MPG city to 32 MPG, an increase of 128%. While the armored vehicle with its additional weight is expected to get lower fuel economy than the stock vehicle, the fuel economy is expected to be about 25 MPG city with the percentage increase remaining the same at 128%. These benefits coupled with a greatly reduced carbon footprint will be a welcome improvement to this market segment

Armored passenger vehicles used by dignitaries and VIP’s globally are another growing market segment with growing security risks.  These vehicles suffer the same performance and fuel economy concerns as the armored trucks. The additional weight of these vehicles significantly hampers speed, performance and fuel economy, not to mention the safety aspect to dignitaries. A significant increase in horsepower is an important benefit for these vehicles particularly if a chase scenario materializes.

Limousines

In the same way that armored vehicles lack in performance and fuel economy, Limousine upfitters add a significant amount of extra weight to the vehicles resulting in very poor fuel economy and performance. The majority of limousine fleets lease their vehicles from the upfitters. This will allow Fleet owners to amortize the cost of the GIHS over the term of the lease.

About Neohydro Technologies Corp.

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:

Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com